Exhibit 10.1

364-DAY TERM CREDIT AGREEMENT

dated as of April 16, 2020

among

DUPONT DE NEMOURS, INC.,

The LENDERS Named Herein

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

BNP PARIBAS,

BofA SECURITIES, INC.,

CITIBANK, N.A.,

CREDIT SUISSE LOAN FUNDING LLC,

GOLDMAN SACHS BANK USA,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.

and

SUMITOMO MITSUI BANKING CORPORATION,

as Joint Lead Arrangers and Joint Bookrunners

BofA SECURITIES, INC.

and

SUMITOMO MITSUI BANKING CORPORATION,

as Syndication Agents

and

BNP PARIBAS,

CITIBANK, N.A.,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

GOLDMAN SACHS BANK USA,

MIZUHO BANK, LTD.

and

MUFG BANK, LTD.,

as Documentation Agents

TABLE OF CONTENTS
		Page
ARTICLE I

DEFINITIONS

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Classification of Loans and Borrowings	28
SECTION 1.03.	Terms Generally	28
SECTION 1.04.	Accounting Terms; GAAP	28
SECTION 1.05.	Interest Rates; LIBOR Notification	29
SECTION 1.06.	Effectuation of the N&Bco Distribution	30
SECTION 1.07.	Divisions	30

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01.	Organization; Powers	50
SECTION 3.02.	Authorization; Enforceability	50
SECTION 3.03.	Governmental Approvals; No Conflicts	50
SECTION 3.04.	Financial Condition; No Material Adverse Change	51
SECTION 3.05.	Litigation and Environmental Matters	51

i

ARTICLE I V

CONTIDION

SECTION 4.01.	Closing Date	53
SECTION 4.02.	[Reserved]	54
SECTION 4.03.	Each Credit Event	54

ii

ANNEX I -		PRICING GRID
SCHEDULE I	-	Commitments
SCHEDULE II	-	Litigation and Environmental Matters
SCHEDULE III	-	Sale and Leaseback Transactions
EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Form of Borrowing Request
EXHIBIT C	-	Form of Interest Election Request
EXHIBIT D-1	-	Form of U.S. Tax Compliance Certificate for Foreign Non- Partnership Lenders
EXHIBIT D-2	-	Form of U.S. Tax Compliance Certificate for Foreign Non- Partnership Participants

iii

EXHIBIT D-3	-	Form of U.S. Tax Compliance Certificate for Foreign Partnership Participants
EXHIBIT D-4	-	Form of U.S. Tax Compliance Certificate for Foreign Partnership Lenders

iv

364-DAY TERM CREDIT AGREEMENT dated as of April 16, 2020, among DUPONT DE NEMOURS, INC., a Delaware corporation, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“2020 Notes” means, collectively, (i) the senior unsecured 3.766% notes due 2020 in an aggregate principal amount of $1,500,000,000 and (ii) the floating rate notes due 2020 in an aggregate principal amount of $500,000,000, in each case, issued under that certain Indenture, dated as of November 28, 2018, between the Borrower (formerly known as DowDuPont Inc.) and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture thereto, dated as of November 28, 2018, between the Borrower (formerly known as DowDuPont Inc.) and U.S. Bank National Association, as trustee.

“2020 Notes Refinancing” means the repayment or redemption (with any applicable premium) or satisfaction and discharge in full of the 2020 Notes.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this 364-Day Term Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the LIBO Rate on such day (or if such day is not a

Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the LIBO Rate on any day shall be based on LIBO Screen Rate (or, if the LIBO Screen Rate is not available for a maturity of one month with respect to dollars but is available for periods both longer and shorter than such period, the Interpolated Screen Rate) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month; provided that if such rate shall be less than 0.75%, such rate shall be deemed to be 0.75%. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.11(b)), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above; provided that the Alternate Base Rate shall not be less than 1.75% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Margin” means, as of any date, with respect to any ABR Loan or Eurodollar Loan, the applicable rate per annum set forth on the Pricing Grid attached as Annex I to this Agreement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that the Borrower provides to the Administrative Agent or any Titled Person pursuant to this Agreement or the transactions contemplated hereby which is distributed to the Lenders by means of electronic communications pursuant to Section 9.01(b), including through the Platform.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan, BofA Securities, Inc. and Sumitomo Mitsui Banking Corporation, in their capacities as joint lead arrangers and joint bookrunners with respect to the credit facilities established hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

2

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, the present value (discounted semiannually at an interest rate implicit in the terms of the relevant lease) of the obligation of a lessee for rental payments (excluding from such rental payments, however, amounts payable with respect to income and property taxes, insurance, maintenance, and other similar charges and contingent rents, such as those based on sales) during the remaining term of the relevant lease (including any period for which such lease has been extended).

“Availability Period” means the period from and including November 1, 2020 to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that (a) a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person, and (b) a Bankruptcy Event shall not result solely by virtue of an Undisclosed Administration.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-

3

denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.75%, the Benchmark Replacement will be deemed to be 0.75% for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined (in consultation with the Borrower) by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent, in consultation with the Borrower, determines in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement) (in each case, in consultation with the Borrower).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

4

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1)    a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(2)       a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or

(3)       a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent, the Borrower or the Required Lenders, as applicable, by notice to the Borrower (in the case of such notice by the Administrative Agent or the Required Lenders), the Administrative Agent (in the case of such notice by the Borrower or the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.11 and (y) ending at the time that a

5

Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.11.

“Beneficial Ownership Regulation” has the meaning assigned to such term in Section 9.14.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowed Debt” means any Indebtedness under clauses (a) and (b) of the definition thereof, including hybrid securities and debt convertible into equity interests (for the avoidance of doubt, including any indebtedness incurred by the Borrower or any of its Consolidated Subsidiaries under any U.S. government-sponsored debt program, including programs authorized by the Coronavirus Aid, Relief, and Economic Security Act enacted on March 27, 2020 and any programs or facilities established by the Board of Governors of the Federal Reserve System in response to the COVID-19 pandemic).

“Borrower” means DuPont de Nemours, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 50 % of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) approved or nominated by the board of directors of the Borrower nor (ii) appointed by directors so approved or nominated.

6

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 9.16.

“Closing Date” means the first date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Loan, expressed as an amount representing the maximum aggregate principal amount of the Loan to be made by such Lender, as such commitment may be (a) reduced from time to time upon the making of a Loan hereunder, (b) reduced from time to time pursuant to Section 2.06 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule I or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $2,000,000,000.

“Commitment Termination Date” means March 1, 2021.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1)              the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)               if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1)

7

above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Confidential Information” has the meaning assigned to such term in Section 9.12(b).

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets of the Borrower and its Consolidated Subsidiaries (less applicable reserves and other properly deducted items) after deducting therefrom (a) all current liabilities (excluding any thereof that are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other intangible assets of the Borrower or any of its Consolidated Subsidiaries, all as set forth on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries most recently delivered under Section 5.01(a) or 5.01(b) (or, if prior to the first delivery of financial statements under Section 5.01(a) or 5.01(b), referred to in clause (ii) of Section 3.04(a)).

“Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are (or should be) consolidated with the financial statements of such Person in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and its Consolidated Subsidiaries, all as set forth on the annual audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries most recently delivered under Section 5.01(a) (or, if prior to the first delivery of financial statements under Section 5.01(a), the most recent annual audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries included in its periodic filings with the SEC).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business

8

day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Debt Issuance” means the incurrence or issuance of Borrowed Debt (other than Excluded Debt) by the Borrower or any of its Consolidated Subsidiaries.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or any Lender in writing, or has made a public statement to that effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Determination Date” means the last day of the most recent fiscal quarter of the Borrower ending after the Closing Date for which financial statements have been (or are required to be) delivered pursuant to Section 5.01(a) or 5.01(b).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in (a) the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2019, (b) all other reports filed by the Borrower with the SEC since January 1, 2020 and prior to the Closing Date which have been posted on the website of the SEC at www.sec.gov, (c) any other information generally made available by the Borrower to the public prior to the date hereof through the issuance of a press release or posting to the Borrower’s website and (d) the actions, suits and proceedings and the environmental matters disclosed in Schedule II.

“dollars” or “$” refers to lawful money of the United States of America.

9

“Early Opt-in Election” means the occurrence of:

(1)    (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2)    (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, a Defaulting Lender or any Affiliate of a Defaulting Lender, or the Borrower or any Subsidiary or any other Affiliate of the Borrower.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

10

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any Indebtedness that is convertible at the option of the holder into Equity Interests, to the extent such holder has not so converted such Indebtedness).

“Equity Issuance” means any issuance or sale by the Borrower or any of its Consolidated Subsidiaries of (i) any of Equity Interests, (ii) any warrants or options exercisable in respect of its capital stock (other than any warrants or options issued to directors, officers or employees of the Borrower or any of its Consolidated Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and any capital stock of the Borrower issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or right to obtain any equity interest) in the Borrower; provided that, Equity Issuance shall not include any issuance or sale of Excluded Equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code or under common control under Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the

11

withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Eurodollar Reserve Percentage” means, for any day with respect to any Lender, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the reserve requirement (if any) for such Lender in respect of eurocurrency funding, currently referred to as “Eurocurrency liabilities” in Regulation D of the Board. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Events of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Debt” means (i) any Indebtedness incurred to finance the N&Bco Distribution Payment to the extent and for so long as (a) the proceeds thereof are held in escrow pending application to (A) the N&Bco Distribution Payment or (B) the satisfaction and discharge of all obligations of the Borrower and/or its Consolidated Subsidiaries in respect of such Indebtedness (and, if the Merger (as defined in the Separation Agreement) is otherwise not consummated by the date, if any, by which it is required to be consummated pursuant to the definitive documentation relating to such Indebtedness, the proceeds of such Indebtedness shall be promptly applied, as and to the extent required by such definitive documentation, to satisfy and discharge all obligations of the Borrower and/or its Consolidated Subsidiaries in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such Indebtedness to be redeemed or prepaid if the Merger (as defined in the Separation Agreement) is not consummated by the date, if any, by which it is required to be consummated pursuant to the definitive documentation relating to such Indebtedness (and if the Merger (as defined in the Separation Agreement) is otherwise not consummated by the date, if any, by which it is required to be consummated pursuant to the definitive documentation relating to such Indebtedness, such Indebtedness is so redeemed or prepaid as required by such definitive documentation following such specified date), (ii) intercompany indebtedness between or among the Borrower or any of its Subsidiaries, (iii) purchase money indebtedness and Finance Lease Obligations, (iv) borrowings under the Existing MFN Credit Agreements, the Existing 364-Day Revolving

12

Credit Agreement, or any amendment, refinancing or replacement thereof (in each case not in excess of the principal or committed amount thereof as in effect on the Closing Date (other than by an amount equal to the unpaid accrued interest and premium thereon plus fees and expenses incurred in connection with such amendment, refinancing or replacement)), (v) issuance or incurrence of commercial paper, letter of credit facilities, overdraft protection and local working capital facilities (including the renewal, replacement or refinancing thereof, in each case not in excess of the principal or committed amount thereof) and ordinary course factoring and seller lending arrangements and (vi) hedging and cash management arrangements.

“Excluded Equity” means (i) any issuances pursuant to employee compensation plans, employee benefit plans, employee based incentive plans or arrangements, employee stock purchase plans, dividend reinvestment plans and retirement plans or issued as compensation to officers and/or nonemployee directors or upon conversion or exercise of outstanding options or other equity awards, (ii) issuances among the Borrower and its Subsidiaries (including in connection with existing joint venture arrangements) and (iii) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its Subsidiaries under applicable law.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender receiving any payment made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income, in each case, (i) imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Lender, any U.S. Federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.16(b)) or (ii) such Lender designates a new lending office, except in each case to the extent that such Lender’s assignor (if any) was entitled (or, in the case of designation of a new lending office, such Lender was entitled), at the time of assignment (or time of such designation of a new lending office, as the case may be), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.14(a), (d) Taxes attributable to the failure of the Administrative Agent or any Lender to comply with Section 2.14(f), and (e) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing 364-Day Revolving Credit Agreement” means the 364-Day Revolving Credit Agreement dated as of April 16, 2020, among the Borrower, the lenders party thereto and Sumitomo Mitsui Bank Corporation, as administrative agent.

13

“Existing MFN Credit Agreements” means the Existing Revolving Credit Agreement and the Existing Term Credit Agreement.

“Existing Revolving Credit Agreement” means the Revolving Credit Agreement dated as of November 12, 2018, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by that certain Amendment No. 1, dated as of May 2, 2019.

“Existing Term Credit Agreement” means the Term Credit Agreement dated as of November 12, 2018, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreements entered into in connection with such sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreements.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding business day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, the Federal Funds Effective Rate shall be deemed to be zero.

“Finance Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is or should be accounted for as finance leases on a balance sheet of such Person; provided that, for the avoidance of doubt, the amount of obligations attributable to any finance lease shall be the amount thereof accounted for as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided further that the amount of obligations attributable to any finance lease shall exclude any capitalized operating lease liabilities resulting from the adoption of ASC 842, Leases.

“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Finance Lease.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower, or any other individual to whom any of the chief financial officer, principal accounting officer, treasurer or controller of the Borrower shall have delegated in writing his or her authority to execute and deliver certificates and

14

other documents hereunder; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from the applicable Governmental Authority, (b) the receipt of a notice by the applicable Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (c) the incurrence by the Borrower or any Affiliate of any liability under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, (d) the failure to timely register or loss of good standing with applicable regulatory authorities of any such Foreign Pension Plan required to be registered; or (c) the failure of any Foreign Pension Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Pension Plan.

“Foreign Pension Plan” means any employee pension benefit plan described in Section 4(b)(4) of ERISA sponsored, maintained or contributed to by the Borrower or any of its Affiliates, that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“GAAP” means, subject to Section 1.04, generally accepted accounting principles from time to time in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to

15

advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IBA” has the meaning assigned to such term in Section 1.05.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Finance Lease Obligations of such Person to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP and (h) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided that “Indebtedness” shall be calculated to exclude any Non-Financing Lease Obligation.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

16

“Index Debt” means senior unsecured, long-term Indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be in the form of Exhibit C or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day following each Quarterly Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending one week thereafter or on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless (other than in the case of a one week Interest Period) such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period of one month or more that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any period, a rate per annum that results from interpolating on a linear basis between (a) the applicable LIBO Screen Rate for the longest maturity for which a LIBO Screen Rate is available that is shorter than such period and (b) the applicable LIBO Screen Rate for the shortest maturity for which a LIBO Screen Rate is available that is longer than such period, in each case, as of the time the Interpolated Screen Rate is required to be determined in accordance with the other provisions hereof; provided that the Interpolated Screen Rate shall in no event be less than zero.

“IRS” has the meaning assigned to such term in Section 9.04(c)(i).

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

17

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that (a) if no LIBO Screen Rate shall be available at such time for such Interest Period but LIBO Screen Rates shall be available at such time for maturities both longer and shorter than such Interest Period, then the “LIBO Rate” for such Interest Period shall be the Interpolated Screen Rate as of such time and (b) if the LIBO Rate, determined as set forth above, shall be less than 0.75%, such rate shall be deemed to be 0.75%.

“LIBO Screen Rate” means, for any date and time, with respect to any Eurodollar Borrowing for any Interest Period, or with respect to any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) for a period equal in length to the applicable period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01 or LIBOR02) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent from time to time in its reasonable discretion.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any Finance Lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall a Non-Financing Lease Obligation in and of itself be deemed to constitute a Lien.

“Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

“Material Subsidiary” means, as of any date of determination, any Wholly-Owned Subsidiary of the Borrower (a) substantially all the property of which is located in the United States of America, (b) which owns a Principal Property and (c) in which the Borrower’s investment, direct or indirect and whether in the form of equity, debt or advances, is in excess of 1% of the Consolidated Total Assets.

18

“Maturity Date” means the earlier of (i) April 15, 2021 and (ii) the date that is 90 days following the first date on which the Borrower shall have publicly announced the termination or abandonment of the N&Bco Distribution; provided that if any such day is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“N&Bco” means Nutrition & Biosciences, Inc., a Delaware corporation, and, prior to the consummation of the N&Bco Distribution, a Wholly-Owned Subsidiary of the Borrower.

“N&Bco Distribution” means the distribution or other transfer of all of the outstanding shares of the common stock of N&Bco (which, directly or indirectly through its Subsidiaries, will hold the assets and liabilities of the nutrition and biosciences business of the Borrower and its Subsidiaries as determined by, and subject to, the terms of the Separation Agreement), to the holders of common stock of the Borrower, by means of a pro rata distribution, an offer to exchange shares of common stock of N&Bco for outstanding shares of Borrower common stock, or a combination of both.

“N&Bco Distribution Payment” means the aggregate amount of any dividend, distribution or other cash consideration received by the Borrower or any of its Consolidated Subsidiaries under the Separation Agreement and immediately prior to the N&Bco Distribution.

“Net Cash Proceeds” means, with respect to any Equity Issuance or Debt Issuance, the excess, if any, of (i) cash received by the Borrower or such Consolidated Subsidiary in connection with such incurrence, issuance, offering, sale or placement over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower or its Consolidated Subsidiaries in connection with such incurrence, issuance, offering, sale or placement.

“Non-Financing Lease Obligation” of any Person means a lease obligation of such Person that is not a Financing Lease Obligation. A straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate quoted for such day for a federal funds

19

transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided that if such rate shall be less than zero, the NYFRB Rate shall be deemed to be zero.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Loans or this Agreement).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate; provided that if such rate shall be less than zero, the Overnight Bank Funding Rate shall be deemed to be zero.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)  Liens imposed by law for Taxes that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

20

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts, leases (other than Finance Lease Obligations), statutory obligations (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e)  judgment liens in respect of judgments that do not constitute an Event of Default under clause (i) of Article VII;

(f)  easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Material Subsidiary;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with securities intermediaries; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations;

(h) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Finance Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

21

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(l) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;

(m) Liens on cash and cash equivalents deposited with a trustee or a similar Person to defease or to satisfy and discharge any Indebtedness;

(n) Liens that are contractual rights of set-off; and

(o) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by the Borrower or any ERISA Affiliate.

“Platform” has the meaning assigned to such term in the final paragraph of Section 5.01.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Property” means any manufacturing plant or facility, any distribution facility or any mineral producing property or any research facility owned by the Borrower or any Subsidiary that is located within the continental United States of

22

America, except any such plant or facility or property or research facility which, in the opinion of the Borrower’s board of directors, is not of material importance to the total business conducted the Borrower and its Consolidated Subsidiaries, taken as a whole.

“Private Side Information” means information that (a) is not available to all holders of Traded Securities of the Borrower and its Subsidiaries and (b) is material non-public information (for purposes of United States Federal, state or other applicable securities laws).

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender who are not Public Side Lender Representatives.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender who do not wish to receive Private Side Information.

“Quarterly Dates” means the last day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulation FD” has the meaning set forth in Section 9.12(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, partners, members, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Required Lenders” means, at any time, Lenders having Commitments and Loans representing more than 50% of the sum of the total Commitments and the aggregate outstanding principal amount of the Loans of all Lenders at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor to its rating agency business.

“Sale and Leaseback Transaction” means any arrangement with a Person providing for the leasing by the Borrower or any Material Subsidiary of any property of the Borrower or any Material Subsidiary (whether such property is now owned or hereafter

23

acquired), which property has been or is to be sold or transferred by the Borrower or any Material Subsidiary to such Person or any of its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State (including designated Persons listed in any Sanctions-related Executive Order), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned or controlled by any other Person or Persons referred to in clause (a) or (b) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Senior Notes” means, collectively, the 3.766% senior unsecured notes due 2020, the 4.205% senior unsecured notes due 2023, the 4.493% senior unsecured notes due 2025, the 4.725% senior unsecured notes due 2028, the 5.319% senior unsecured notes due 2038, the 5.419% senior unsecured notes due 2048, the floating rate senior unsecured notes due 2020 and the floating rate senior unsecured notes due 2023 of the Borrower.

“Separation Agreement” means the Separation and Distribution Agreement, dated as of December 15, 2019, by and among the Borrower, N&Bco and International Flavors & Fragrances, Inc.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as

24

of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Ticking Fee” has the meaning assigned to such term in Section 2.09(b).

“Titled Person” has the meaning assigned to such term in Article VIII.

“Total Capitalization” means, as at any date, with respect to the Borrower and its Consolidated Subsidiaries, the sum (determined on a consolidated basis without duplication in accordance with GAAP) of (a) Total Indebtedness as at such date plus (b) the amount that should be set forth on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared as at such date opposite the caption “Noncontrolling interests” (or the equivalent caption), plus (c) the amount that should be set forth on such balance sheet prepared as at such date opposite the caption “Total stockholders’ equity” (or the equivalent caption), minus (d) the amount that should be set forth on such balance sheet prepared as at such date opposite the caption “Accumulated other comprehensive income” (or the equivalent caption), but only to the extent that such amount is comprised of (i) cumulative translation adjustment, (ii) unrealized gains and losses on hedging transactions, (iii) unrealized gains and losses on available-for-sale securities and/or (iv) unamortized actuarial losses for defined benefit pension plans and, to the extent required by any new Statement of Financial Accounting Standards issued by the Financial Accounting Standards Board, unamortized actuarial gains or losses and unamortized prior service costs for defined benefit pension and other postretirement plans, plus (e) the amount that should be set forth on such balance sheet prepared as at such date opposite the caption “Accumulated other comprehensive loss” (or the equivalent caption), but only to the extent that such amount is comprised of (i) cumulative translation adjustment, (ii) unrealized gains and losses on hedging transactions, (iii) unrealized gains and losses on available-for-sale securities and/or (iv) unamortized actuarial losses for defined benefit pension plans and, to the extent required by any new Statement of Financial Accounting Standards issued by the Financial Accounting Standards Board, unamortized actuarial gains or losses and unamortized prior service costs for defined benefit pension and other postretirement plans.

“Total Indebtedness” means, as at any date, with respect to the Borrower and its Consolidated Subsidiaries, the sum (determined on a consolidated basis without duplication in accordance with GAAP) of (a) the amount that should be set forth on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared as at such date opposite the caption “Notes payable” (or the equivalent caption), plus (b) the amount that should be set forth on the consolidated balance sheet of the Borrower and its

25

Consolidated Subsidiaries prepared as at such date opposite the caption “Long-term debt due within one year” (or the equivalent caption), plus (c) the amount that should be set forth on such balance sheet prepared as at such date opposite the caption “Long-Term Debt” (or the equivalent caption); provided that, subject to the next sentence, Total Indebtedness shall in all events include all obligations of the Borrower and its Consolidated Subsidiaries (on a consolidated basis) for borrowed money and Finance Lease Obligations. Notwithstanding the foregoing, Total Indebtedness shall not include any Indebtedness incurred to finance the N&Bco Distribution Payment to the extent and for so long as (a) the proceeds thereof are held in escrow pending application to (A) the N&Bco Distribution Payment or (B) the satisfaction and discharge of all obligations of the Borrower and/or its Consolidated Subsidiaries in respect of such Indebtedness (and, if the Merger (as defined in the Separation Agreement) is otherwise not consummated by the date, if any, by which it is required to be consummated pursuant to the definitive documentation relating to such Indebtedness, the proceeds of such Indebtedness shall be promptly applied, as and to the extent required by such definitive documentation, to satisfy and discharge all obligations of the Borrower and/or its Consolidated Subsidiaries in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such Indebtedness to be redeemed or prepaid if the Merger (as defined in the Separation Agreement) is not consummated by the date, if any, by which it is required to be consummated pursuant to the definitive documentation relating to such Indebtedness (and if the Merger (as defined in the Separation Agreement) is otherwise not consummated by the date, if any, by which it is required to be consummated pursuant to the definitive documentation relating to such Indebtedness, such Indebtedness is so redeemed or prepaid as required by such definitive documentation following such specified date).

“Traded Securities” means any Equity Interests, bonds, debentures, notes or other evidences of indebtedness or any other instruments commonly known as “securities”, or any options or rights to purchase, acquire or subscribe for any of the foregoing, in each case that have been issued pursuant to a public offering under the laws of the United States of America or any other applicable jurisdiction or pursuant to Rule 144A or a similar private placement under the laws of the United States of America or any other applicable jurisdiction.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the LIBO Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom

26

Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark

Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than 0.75%, the Unadjusted Benchmark Replacement will be deemed to be 0.75% for the purposes of this Agreement.

“Undisclosed Administration” means, with respect to any Lender, the appointment of an administrator or other similar supervisory official by a supervisory authority or regulator pursuant to the law of the country where such Lender is subject to home jurisdiction supervision if the applicable law of such country requires that such appointment not be publicly disclosed (and such appointment has not been publicly disclosed).

“Unsecured Rating” means, with respect to any of S&P, Moody’s or Fitch, the public rating assigned by such rating agency to the Index Debt.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(f)(ii)(B)(3).

“USA PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Wholly-Owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another Wholly-Owned Subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member

27

Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise

expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in

28

GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of this Agreement (other than Sections 3.04 and 5.01) GAAP shall be determined, all terms of an accounting or financial nature shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825, Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness or other obligation of the Borrower or any of its Subsidiaries at “fair value”, as defined therein.

SECTION 1.05. Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, Section 2.11(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.11, of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative successor or replacement rate implemented pursuant to Section 2.11(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.11(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

29

SECTION 1.06. Effectuation of the N&Bco Distribution. All references herein to the Borrower and the Subsidiaries upon the consummation of the N&Bco Distribution shall be deemed to be references to such Persons after giving effect to the N&Bco Distribution (and, for the avoidance of doubt, neither N&Bco nor any of its Subsidiaries shall be a “Subsidiary” of the Borrower upon the consummation of the N&Bco Distribution).

SECTION 1.07. Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE CREDITS

SECTION 2.01. The Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower in not more than three drawings at any time during the Availability Period, in each case, in a principal amount not exceeding such Lender’s Commitment at such time. Amounts repaid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a)  Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Type of Loans. Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate principal amount equal to $25,000,000 or a larger integral multiple of $1,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate principal amount that is equal

30

to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate principal amount equal to $25,000,000 or a larger integral multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate principal amount that is equal to the entire remaining balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Borrowings outstanding.

(d) Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue as a Eurodollar Borrowing, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a completed written Borrowing Request, executed by a Financial Officer on behalf of the Borrower, (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable. Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

31

SECTION 2.04. Funding of Borrowings.

(a)  Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (or, in the case of ABR Loans, such later time as shall be two hours after delivery by the Borrower of a Borrowing Request therefor in accordance with Section 2.03), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b)  Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the NYFRB Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any such payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.05. Interest Elections.

(a)    Elections by the Borrower for Borrowings. Each Borrowing initially shall be of the Type and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Subject to Section 2.02(c), the Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders

32

holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by submitting a completed written Interest Election Request executed by a Financial Officer on behalf of the Borrower, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)   Notice by the Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)    Failure to Elect; Events of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under clause (f) or (g) of Article VII has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, in each case, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

33

SECTION 2.06. Termination and Reduction of the Commitments.

(a)    Mandatory Termination or Reduction.

(i) Unless previously terminated, the Commitment of each Lender shall terminate in full automatically and without further action on the earliest of (A) the Commitment Termination Date, (B) the date of consummation of the N&Bco Distribution and (C) the date that is 90 days following the first date on which the Borrower shall have publicly announced the termination or abandonment of the N&Bco Distribution.

(ii) In the event that the Borrower or any of its Consolidated Subsidiaries actually receives any Net Cash Proceeds arising from any Equity Issuance or Debt Issuance during the period commencing on the Closing Date and ending on the date the initial Loan is made hereunder, then the Commitments then outstanding shall be automatically reduced without further action on the date of receipt thereof in an amount equal to 100% of such Net Cash Proceeds; provided that, after the date the initial Loan is made hereunder, any such Net Cash Proceeds shall be applied first to prepay in full the Loans then outstanding in accordance with Section 2.08(b)(i) and then, to the extent that the amount of such Net Cash Proceeds exceeds the aggregate principal amount of Loans outstanding, such excess shall be applied automatically and without further action of any party to reduce any remaining Commitments in accordance with this Section. The Borrower shall promptly (and not later than the date of receipt thereof) notify the Administrative Agent of the receipt by the Borrower, or, as applicable, any such Consolidated Subsidiary, of such Net Cash Proceeds from any Equity Issuance or Debt Issuance, which notice shall be accompanied by a reasonably detailed calculation of the Net Cash Proceeds so received.

(iii) In the event the N&Bco Distribution Payment is received by the Borrower or any of its Consolidated Subsidiaries at any time after the date the initial Loan is made hereunder and such N&Bco Distribution Payment exceeds the aggregate principal amount of Loans outstanding, such excess shall be applied automatically and without further action of any party to reduce any remaining Commitments. The Borrower shall promptly (and not later than the date of receipt thereof) notify the Administrative Agent of the receipt by the Borrower or any Consolidated Subsidiary of such N&Bco Distribution Payment, which notice shall be accompanied by a reasonably detailed calculation of the N&Bco Distribution Payment so received.

(iv) Upon the making of each Loan, the Commitments of the Lenders shall automatically and without further action of any party be reduced, ratably in accordance with their respective Commitments, by the aggregate principal amount of such Loan.

(b)    Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of

34

the Commitments shall be in an amount that is equal to $25,000,000 or a larger integral multiple of $1,000,000.

(c)    Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon one or more of the events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)    Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each mandatory or voluntary reduction of the Commitments pursuant to this Section shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07. Repayment of Loans; Evidence of Debt.

(a)    Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Lender the outstanding principal amount of each Loan of such Lender on the Maturity Date.

(b)    Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    Maintenance of Loan Accounts by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(d)    Effect of Loan Accounts. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

35

(e)    Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Loans.

(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section and to the payment of any amount payable under Section 2.13.

(b)    Mandatory Prepayments.

(i) In the event that the Borrower or any of its Consolidated Subsidiaries actually receives any Net Cash Proceeds arising from any Equity Issuance or Debt Issuance after the date the initial Loan is made hereunder, then the Borrower shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds no later than three Business Days following the receipt by the Borrower or such Consolidated Subsidiary of such Net Cash Proceeds. The Borrower shall promptly (and not later than the date of receipt thereof) notify the Administrative Agent of the receipt by the Borrower, or, as applicable, any such Consolidated Subsidiary, of such Net Cash Proceeds from any Equity Issuance or Debt Issuance, which notice shall be accompanied by a reasonably detailed calculation of the Net Cash Proceeds so received.

(ii) In the event the N&Bco Distribution is consummated at any time after the date the initial Loan is made hereunder, then the Borrower shall prepay the Loans in an amount equal to 100% of the N&Bco Distribution Payment no later than three Business Days following the receipt by the Borrower or any Consolidated Subsidiary of such N&BCo Distribution Payment. The Borrower shall promptly (and not later than the date of receipt thereof) notify the Administrative Agent of the receipt by the Borrower, or, as applicable, any such Consolidated Subsidiary, of such N&Bco Distribution Payment, which notice shall be accompanied by a reasonably detailed calculation of the N&Bco Distribution Payment so received.

(c)    Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery, fax or e-mail) of any prepayment of any Borrowing of Loans hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify

36

the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment may state that such notice is conditioned upon one or more of the events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof (including, in the case of any conditional notice, the revocability thereof). Each partial prepayment of any Borrowing shall be in an amount that (A) would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02 and (B) would not result in the aggregate outstanding principal amount of such Borrowing (after giving effect to such prepayment) being less than the minimum amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 plus, in the case of any Eurodollar Loans, any amounts due to the Lenders under Section 2.13. In the event the Borrower provides a notice of prepayment but fails to make a timely selection of the Borrowing or Borrowings to be prepaid, such prepayment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to the outstanding Eurodollar Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).

SECTION 2.09. Fees.

(a)    [Reserved].

(b)    Ticking Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender a ticking fee (the “Ticking Fee”) which shall accrue at a rate per annum equal to 0.30% on the daily average amount of the Commitment of such Lender during the period from and including the Closing Date to but excluding the date such Commitment terminates. Ticking Fees accrued through and including each Quarterly Date shall be payable in arrears on such Quarterly Date, on the date the Commitments terminate, and each date of the making of a Loan hereunder, commencing on the first such day to occur after the date hereof. All Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)    Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

37

SECTION 2.10. Interest.

(a)    ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)    Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)    Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)    Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e)    Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)    Regulation D Compensation. For so long as a Lender shall be required pursuant to the requirements of the Board to maintain reserves with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board), such Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Eurodollar Loans, additional interest on the applicable Eurodollar Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (a)(i) the applicable LIBO Rate divided by (ii) one minus the Eurodollar Reserve Percentage over (b) the applicable LIBO Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Eurodollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after the giving of such notice, and (y) shall

38

notify the Borrower at least three Business Days prior to each date on which interest is payable on the Eurodollar Loans of the amount then due it under this paragraph.

SECTION 2.11. Alternate Rate of Interest.

(a)    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate (including because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof (which may be by telephone or electronic mail) to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement in a mutually agreeable manner to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time, on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(c)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any

39

other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that the Administrative Agent shall post each such amendment implementing such Benchmark Replacement Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.11.

(e)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12. Increased Costs.

(a)   Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement with respect to which a claim for additional interest may be made under Section 2.10(f));

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender; or

(iii) subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder (whether of principal, interest or

40

otherwise), then the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)   Capital and Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)   Certificates from Lenders. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in paragraph (a) of this Section shall be delivered to the Borrower and shall be prima facie evidence of such amount or amounts. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof. Notwithstanding anything to the contrary in paragraph (a) or (b) of this Section, no Lender shall be entitled to seek compensation under such paragraph unless such Lender is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to the applicable Change in Law, and the certificate of such Lender referred to above shall contain a certification as to the foregoing.

(d)   Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred or suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the

41

failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. The loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the London interbank market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes.

(a)   Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Taxes, unless such deduction or withholding is required by law; provided that if any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to deduct or withhold any Taxes, then such Withholding Agent may so deduct and shall timely pay the full amount of such deducted or withheld Taxes to the relevant Governmental Authority in accordance with applicable law, and if such Taxes are Indemnified Taxes, then the sum payable by the Borrower shall be increased as necessary so that after such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)  Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c)   Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the

42

Administrative Agent or such Lender, as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)   Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)   Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B)

43

and (ii)(D) of this paragraph (f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;

44

provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)   any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)   if a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)   Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by

45

the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph (g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (g) the payment of which would place the Administrative Agent or such Lender, as applicable, in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(h)   Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement.

(i)   Defined Terms. For purposes of this Section 2.14, the term “applicable law” includes FATCA.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)   Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without any defense, set-off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the account of the Administrative Agent designated by it from time to time for such purpose, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All Loans and all payments under this Agreement shall be made in dollars.

(b)   Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in

46

accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)   Pro Rata Treatment. Except to the extent otherwise provided herein, including Sections 2.10(f), 2.15(f), 2.16(b) and 2.17, (i) each Borrowing shall be made from the Lenders, each payment of fees for account of the Lenders under Section 2.09 shall be made for account of the Lenders and each termination or reduction of the amount of the Commitments under Section 2.06 shall be applied to the respective Commitments of the Lenders, in each case, pro rata according to the amounts of their respective Commitments, (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of conversions and continuations of Loans), (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them, and (iv) each payment of interest on Loans by the Borrower shall be made for accounts of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to such Lenders.

(d)   Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as amended from time to time), including Sections 2.10(f), 2.16(b) and 2.17, or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Eligible Assignee. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)   Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption,

47

distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)   Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(b), 2.14(e), 2.15(e) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders.

(a)   Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)   Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, or if any Lender does not approve any waiver, amendment or modification of this Agreement that has been approved by the Required Lenders but requires approval by each affected Lender or all Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payment pursuant to Section 2.12 or 2.14) and obligations under this Agreement to one or more Eligible Assignees that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and

48

delegation); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee(s) (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.17. Defaulting Lenders.

(a)   Notwithstanding any provision of this Agreement to the contrary, if one or more Lenders become Defaulting Lenders, then the following provisions shall apply for so long as any such Lender is a Defaulting Lender the Commitment and Loans of each Defaulting Lender shall be disregarded in determining whether the Required Lenders or any other requisite Lenders shall have taken or may take any action hereunder (including any consent to any waiver, amendment or other modification pursuant to Section 9.02); provided that any waiver, amendment or other modification that requires the consent of all Lenders or of all Lenders affected thereby shall, except as provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

(b)   In the event that the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall cease to be a Defaulting Lender for all purposes hereof (but shall not be entitled to receive any commitment fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 9.02 and this Section during such period shall be binding on it). The rights and remedies against, and with respect to, a Defaulting Lender under this Section are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, each Lender or the Borrower may at any time have against, or with respect to, such Defaulting Lender.

49

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders, as of the Closing Date and thereafter as of each date required by Section 4.03, that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The execution, delivery and performance by the Borrower of this Agreement and the borrowing of Loans hereunder are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and the borrowing of Loans hereunder (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and except where the failure to make, obtain or maintain the same could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or any order of any Governmental Authority, except for such violations as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (c) will not violate the charter, by-laws (or equivalent documents) of the Borrower or any of its Material Subsidiaries, (d) will not violate or result in a default under the Existing MFN Credit Agreements, the Existing 364-Day Revolving Credit Agreement, the indenture governing any Senior Notes (after issuance thereof) or any other indenture, agreement or other instrument binding upon the Borrower or any of its Material Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment to be made by any such Person, except for such violations, defaults and payments as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries.

50

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a)   Financial Condition. The Borrower has heretofore furnished to the Lenders its audited consolidated balance sheet and statements of income, comprehensive income, equity and cash flows as of and for the fiscal year ended December 31, 2019, reported on by PricewaterhouseCoopers LLP, independent registered public accounting firm. The financial statements referred to in this clause (a) present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such date and for such period on a consolidated basis in accordance with GAAP.

(b)   No Material Adverse Change. Since December 31, 2019, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole (it being understood that the consummation of the N&Bco Distribution in accordance with Section 6.05, in and of itself, shall not be deemed a material adverse change for the purposes of this clause (b)).

SECTION 3.05. Litigation and Environmental Matters.

(a)   Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Material Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)   Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Material Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)   Disclosed Matters. As of the Closing Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.06. Compliance with Laws and Agreements.

(a)   Each of the Borrower and its Material Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not

51

reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b)   The Borrower has implemented and maintains policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and, to the knowledge of the Borrower and to the extent commercially reasonable, agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. The use of proceeds of any Borrowing will not violate Anti-Corruption Laws or applicable Sanctions, in each case, in any material respect.

SECTION 3.07. Investment Company Status. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.08. Taxes. Each of the Borrower and its Material Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes the validity or amount of which is being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. ERISA; Foreign Pension Plans

(a)   No ERISA Event or Foreign Benefit Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events or Foreign Benefit Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b)   None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA), and, to the knowledge of the Borrower, neither the execution of this Agreement nor the making of any Loan hereunder gives rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.10.  Disclosure. All of the Information (as defined below) furnished by or on behalf of the Borrower to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement or delivered hereunder (taken as a whole and as modified or supplemented by other information so furnished) is, when furnished, complete and correct in all material respects and does not contain any material

52

misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. For purposes of this Section, “Information” means all reports, financial statements, certificates and other written information.

SECTION 3.11. Margin Regulation. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used, whether directly or indirectly, or whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

ARTICLE IV

CONDITIONS

SECTION 4.01. Closing Date. This Agreement shall become effective on the first date on which each of the following conditions shall be satisfied (or such condition shall have been waived in accordance with Section 9.02); provided that the obligations of the Lenders to make Loans are subject to the satisfaction (or waiver in accordance with Section 9.02) of the conditions set forth in Section 4.03:

(a)   Executed Counterparts. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)   Opinion of Counsel to the Borrower. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of the general counsel for the Borrower (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c)   Corporate Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the transactions contemplated hereby and any other legal matters relating to the Borrower, this Agreement or the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)   [Reserved].

(e)   [Reserved].

53

(f)   [Reserved].

(g)   Absence of Defaults; Accuracy of Representations and Warranties; Officer’s Certificate. (i) No Default shall have occurred and be continuing as of the Closing Date, (ii) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case, on and as of the Closing Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and (iii) the Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming satisfaction of the conditions set forth in clauses (i) and (ii) above on and as of the Closing Date.

(h)   PATRIOT Act, Etc. At least five days prior to the Closing Date, the Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities with respect to the Borrower under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been reasonably requested by the Administrative Agent or any Lender at least 10 Business Days prior to the Closing Date.

(i)   Fees and Expenses. The Borrower shall have paid all fees and expenses that the Borrower shall have agreed to pay to any Lender, any Arranger (or any of its Affiliates) or the Administrative Agent in connection herewith, including the reasonable out-of-pocket fees and expenses of counsel for the Administrative Agent and the Arrangers, in each case, to the extent required to be paid on or prior to the Closing Date and, in the case of expenses, invoiced at least two days prior to the Closing Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02. [Reserved].

SECTION 4.03. Each Credit Event. The obligation of each Lender to make a Loan during the Availability Period on the occasion of any Borrowing (other than any conversion or continuation of any Loan) is subject to the satisfaction of the following conditions:

(a)   the Borrower shall have delivered to the Administrative Agent a Borrowing Request in accordance herewith;

(b)   the representations and warranties of the Borrower set forth in this Agreement (other than, after the Closing Date, the representations and warranties made by the Borrower in Section 3.04(b)) shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case, on and as of the date of such Borrowing (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

54

(c) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing (other than any conversion or continuation of any Loan) shall constitute a representation and warranty made by the Borrower on the date thereof that the conditions specified in the preceding sentence have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

From and after the Closing Date and until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)   within 95 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of income, comprehensive income, equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the date and for the period covered thereby on a consolidated basis in accordance with GAAP;

(b)   within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of income, comprehensive income, equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year;

(c)   (i) any delivery of financial statements under clause (a) or (b) of this Section shall be deemed to constitute a certification by a Financial Officer of the Borrower (x) that no Default has occurred; provided, however, that if a Default has occurred, the Borrower shall deliver a certificate of a Financial Officer of the Borrower specifying the details thereof and any action taken or proposed to be taken with respect thereto; (y) in the case of any such delivery under clause (b) of this Section, that such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the date and for the

55

period covered thereby on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; and (z) that no change in GAAP or in the application thereof that could have a material effect on the financial statements of the Borrower and its Consolidated Subsidiaries has occurred since the date of the most recent audited financial statements referred to in Section 3.04 or theretofore delivered under clause (a) of this Section; provided, however, that if any such change has occurred, the Borrower shall deliver a certificate of a Financial Officer of the Borrower specifying the effect of such change on the financial statements accompanying such certificate and (ii) concurrently with any delivery of any financial statements under clause (a) or (b) of this Section, a schedule setting forth reasonably detailed calculations demonstrating compliance with Section 6.04;

(d)   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Material Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC; and

(e)   promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Material Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Any financial statement or filing with the SEC required to be delivered under this Agreement shall be deemed to have been delivered on the date on which the Borrower has posted such financial statement or filing on its website on the internet at www.usa.dupont.com (or any successor website as specified by the Borrower in a written notice to the Administrative Agent) or that such financial statement or filing is posted on the website of the SEC at www.sec.gov.

The Borrower and each Lender acknowledge that documents or notices required to be delivered pursuant to this Section or otherwise may be distributed through Intralinks, SyndTrak or another relevant website or other information platform (the “Platform”) and that any document or notice that the Borrower has indicated contains Private Side Information will not be posted on that portion of the Platform designated for Public Side Lender Representatives. The Borrower agrees to clearly designate all information provided to the Administrative Agent or any Titled Person by or on behalf of the Borrower that is suitable to make available to Public Side Lender Representatives, and the Administrative Agent and each Titled Person shall be entitled to rely on any such designation by the Borrower without liability or responsibility for the independent verification thereof. If the Borrower has not indicated whether a document or notice contains Private Side Information, the Administrative Agent and the Titled Persons reserve the right to post such document or notice solely on that portion of the Platform designated for Private Side Lender Representatives.

56

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender written notice of the following promptly after obtaining knowledge thereof:

(a)   the occurrence of any Default;

(b)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Material Subsidiaries as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)   the occurrence of any ERISA Event or Foreign Benefit Event that, alone or together with any other ERISA Events or Foreign Benefit Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)   the assertion of any environmental matter by any Person against, or with respect to the activities of, the Borrower or any of its Material Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental matter or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

(e)   any change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect;

(f)   any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(g)   any change in any Unsecured Rating.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of the Borrower setting forth the details of the event or development requiring such notice and, other than in the case of clause (g), any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (and the Borrower shall remain organized under the laws of a state of the United States) and its rights, licenses, permits, privileges and franchises (unless, other than in the case of legal existence of the Borrower, such failure to preserve, renew and keep in full force and effect could not reasonably be expected to result in a Material Adverse Effect); provided that the foregoing shall not prohibit (a) any merger or consolidation of the Borrower permitted under Section 6.02, (b) any merger, consolidation, liquidation or dissolution of any Material

57

Subsidiary or (c) the N&Bco Distribution to the extent consummated in accordance with Section 6.05.

SECTION 5.04. Payment of Taxes. The Borrower will, and will cause each of its Material Subsidiaries to, pay its Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of their businesses (as a whole) in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance (or self-insure) in such amounts and against such risks as shall provide no less protection to the Borrower and its Material Subsidiaries than insurance customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, unless an Event of Default has occurred and is continuing, such visitation and inspection rights may only be exercised once per calendar year at the expense of the Borrower. The Administrative Agent shall provide to any Lender such information obtained by the Administrative Agent as a result of such inspection as may be reasonably requested by such Lender.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Material Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA and Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and, to the knowledge of the Borrower and to the extent commercially reasonable, agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used to fund the 2020 Notes Refinancing or to refinance any commercial paper or similar short

58

term instruments issued or incurred by the Borrower for the purpose of consummating the 2020 Notes Refinancing. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. Neither the Administrative Agent nor any Lender shall have any responsibility as to the use of the proceeds of any Loan. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall not permit its Subsidiaries and its or their respective directors, officers, employees and, to the knowledge of the Borrower and to the extent commercially reasonable, agents to use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation in any material respect of any Sanctions applicable to any party hereto.

ARTICLE VI

NEGATIVE COVENANTS

From and after the Closing Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Liens. The Borrower will not, nor will it permit any of its Material Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)   Permitted Encumbrances;

(b)   any Lien on any property or asset of the Borrower or any of its Material Subsidiaries existing on December 31, 2019; provided that (i) no such Lien shall extend to or cover any other property or asset of the Borrower or any of its Material Subsidiaries (other than improvements or accessions thereto and the proceeds thereof) and (ii) any such Lien shall secure only those obligations which it secures on such date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)   any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Borrower or a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Material Subsidiary (other than improvements or accessions thereto and the proceeds thereof) and (iii) such Lien shall secure only those

59

obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)   Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Material Subsidiary; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement (or are incurred to extend, renew or replace Liens and Indebtedness previously incurred in accordance with this clause), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Liens shall not apply to any other property or assets of the Borrower or any Material Subsidiary (other than improvements or accessions thereto and the proceeds thereof);

(e)   Liens on accounts receivable and related rights in connection with a securitization or other financing thereby;

(f)   Liens created as a result of Sale and Leaseback Transactions permitted by Section 6.03; and

(g)   additional Liens on any property or assets of the Borrower or any of its Material Subsidiaries; provided that at the time of and after giving pro forma effect to the incurrence of any such Lien (or any Indebtedness secured thereby) or, in the case of any such Lien incurred prior to the Closing Date, as of the Closing Date, the sum, without duplication, of (i) the aggregate outstanding principal amount of Indebtedness secured by Liens permitted by this clause (g), plus (ii) the aggregate Attributable Debt in respect of all outstanding Sale and Leaseback Transactions permitted by Section 6.03(b) shall not exceed 10% of Consolidated Net Tangible Assets.

SECTION 6.02. Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of, or permit the sale, transfer, lease or other disposition of (in one transaction or in a series of transactions, including by merger of a Subsidiary), all or substantially all of the assets of the Borrower and its Subsidiaries considered on a consolidated basis (including Equity Interests in Subsidiaries), whether now owned or hereafter acquired, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation; provided that nothing in this Section shall restrict the consummation of the N&Bco Distribution to the extent consummated in accordance with Section 6.05.

SECTION 6.03. Limitation on Sale and Leaseback Transaction. The Borrower will not, nor will it permit any of its Material Subsidiaries to, enter into any Sale and Leaseback Transaction, except:

60

(a)   any Sale and Leaseback Transaction set forth on Schedule III, and any extensions thereof; and

(b)   any other Sale and Leaseback Transaction, provided that, at the time of and after giving pro forma effect to any such Sale and Leaseback Transaction, the sum, without duplication, of (i) the aggregate Attributable Debt in respect of all outstanding Sale and Leaseback Transactions entered into pursuant to this clause (b), plus (ii) the aggregate outstanding principal amount of Indebtedness secured by Liens permitted by Section 6.01(g) shall not exceed 10% of Consolidated Net Tangible Assets.

SECTION 6.04. Ratio of Total Indebtedness to Total Capitalization. The Borrower will not permit the ratio of Total Indebtedness to Total Capitalization to exceed 0.60 as of any Determination Date.

SECTION 6.05. N&Bco Distribution. The Borrower will not amend or modify the Separation Agreement in any manner that (i) adds additional conditions to the consummation of the N&Bco Distribution or (ii) decreases the amount of the N&Bco Distribution Payment to an amount less than $2,000,000,000.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)   the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)   the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c)   any representation, warranty or officer certification made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any amendment or modification hereof, or in any report, certificate, financial statement or other document furnished or deemed furnished pursuant to or in connection with this Agreement or any amendment or modification hereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d)   the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e)   the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or

61

(d) of this Article) and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f)   the Borrower shall fail to (i) pay any principal of or interest on any Indebtedness of the type set forth in clause (a) of the definition thereof in an aggregate amount in excess of $250,000,000 when due (or, where permitted, within the applicable grace period, if any), whether by scheduled maturity, required prepayment, acceleration, demand or otherwise or (ii) observe or perform any covenant, condition or agreement contained in any agreement or instrument relating to such Indebtedness, when required to be observed or performed, and such failure set forth in this clause (ii) shall continue under the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is either (A) to accelerate the maturity of such Indebtedness or such Indebtedness has been accelerated or (B) to cause any such Indebtedness to be required to be prepaid, defeased, purchased or otherwise acquired by the Borrower, prior to the stated maturity thereof;

(g)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Material Subsidiaries or the debts thereof, or of a substantial part of the assets thereof, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of the assets thereof, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)   the Borrower or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of the assets thereof, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)   the Borrower or any of its Material Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)   one or more judgments for the payment of money in an aggregate amount (to the extent not covered by insurance) in excess of $100,000,000 shall be rendered against the Borrower or any of its Material Subsidiaries or any combination thereof and the same shall remain unpaid or undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal;

62

(k)   an ERISA Event or Foreign Benefit Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events and Foreign Benefit Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(l)   a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (f) or (g) of this Article, the Commitments shall immediately and automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall immediately and automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent under this Agreement and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature.

63

Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any other similar term) in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to this Agreement or applicable law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement) or unless a court of competent jurisdiction shall have determined by a final non-appealable judgment that the Administrative Agent was grossly negligent or acted with willful misconduct in taking or not taking any such action. The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made or deemed made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such

64

Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The indemnity and exculpatory provisions of this Article and of Section 9.03 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent (each of which, to the extent not a party hereto, shall be a third party beneficiary of such provisions), and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Each Lender agrees that the Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, subject to (unless an Event of Default shall have occurred and is continuing) the Borrower’s approval (not to be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and the Administrative Agent remove the Administrative Agent in its capacity as such and, subject to the Borrower’s approval (not to be unreasonably withheld), appoint a successor. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges

65

and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.09, 2.10, 2.12, 2.13, 2.14 and 9.03) allowed in such judicial proceeding; and

(b)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under this Agreement (including under Section 9.03).

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Titled Person or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Titled Person or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders and, except for its consent

66

rights in respect of a successor Administrative Agent as set forth above, the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof.

Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date that has been made available by the Administrative Agent to the Lenders.

Notwithstanding anything herein to the contrary, none of the Arrangers or any other Person named on the cover page of this Agreement or otherwise designated in connection with this Agreement as an arranger, bookrunner, syndication agent or documentation agent (each of the foregoing, in such capacity or capacities, a “Titled Person”) shall have any obligations or liabilities (except in its capacity, as applicable, as a Lender) under this Agreement, but shall have the benefit of the indemnities provided for hereunder, and, without limiting the foregoing, no Titled Person shall have or be deemed to have any fiduciary relationship with any Lender or with the Borrower or any of its Affiliates.

Each Lender (a) represents and warrants, as of the date such Person became a Lender party hereto, to, and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the

67

Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding paragraph, such Lender further (a) represents and warrants, as of the date such Person became a Lender party hereto, to, and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related hereto or thereto).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices.

(a)   Except in the case of notices and other communications expressly permitted to be given by telephone or e-mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Borrower, to it at Chestnut Run Plaza, PO Box 2915, Wilmington, Delaware 19805, Attention of Treasury Consultant, e-mail at katherine.m.klenda@dupont.com with a copy to the Vice President, Assistant General Counsel and Corporate Secretary, e-mail at peter.hennessey@dupont.com;

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan & Agency Services Group, 500 Stanton Christiana Road, NCC5, Floor 01, Newark, DE 19713-2107, Attention of Rea Seth (Fax No. 302-634-3301, e-mail at rea.n.seth@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A., 8181

68

Communications Pkwy, Plano, Texas 75024, Attention of Peter Predun, e-mail at peter.predun@jpmorgan.com; and

(iii) if to a Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and notices or communications posted to an Internet or intranet website to the extent provided in paragraph (b) below shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described above, of notification that such notice or communication is available and identifying the website address therefor; provided that, in each case, if such e-mail is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)   Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent).

(d)   The Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the applicable Titled Person, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Administrative Agent, any Titled Person or any of their respective Related Parties warrants the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the

69

Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made, or shall be deemed to be made, by the Administrative Agent, any Titled Person or any of their respective Related Parties in connection with the Platform or the Approved Electronic Communications. In no event shall the Administrative Agent, any Titled Person or any of their respective Related Parties have any liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, the Administrative Agent’s or any Titled Person’s transmission of communications through the Platform, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Person acted with gross negligence or willful misconduct. The Borrower and each Lender agrees that the Administrative Agent or any Titled Person may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with its customary document retention procedures and policies.

SECTION 9.02. Waivers; Amendments.

(a)   No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)   Amendments. Except as provided in Sections 2.11(b) and 9.02(d), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that (i) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect, mistake or inconsistency so long as, in each case the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender,

70

(B)   reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(C)   postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (including any such postponement as a result of any modification to the definition of the term “Commitment Termination Date”, Section 2.06(a) or 2.08(b)) without the written consent of each Lender affected thereby, (D) modify Section 2.15(b) or 2.15(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) [reserved] or (F) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent and (y) notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in subclause (A), (B) or (C) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification.

(c)   Administrative Agent Execution. The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

(d)   Amendments to Existing MFN Credit Agreements. If at any time any of the Existing MFN Credit Agreements is amended, supplemented or otherwise modified to contain (i) any requirement that any Subsidiary Guarantee the obligations of the Borrower thereunder or that the Borrower or any Subsidiary secure the obligations of the Borrower thereunder with any collateral or (ii) any restrictive covenant, financial covenant or event of default that is not set forth in this Agreement (or that is more restrictive or more favorable to the lenders thereunder than the corresponding covenant or Event of Default set forth in this Agreement), such Guarantee or collateral requirement, restrictive covenant, financial covenant or event of default shall be deemed to be incorporated by reference into this Agreement and to be effective without the consent of any Lender and without any action by any Lender, the Administrative Agent or the Borrower; provided that (A) the Borrower shall provide to the Administrative Agent notice of such amendment, supplement or modification of the applicable Existing MFN Credit Agreement promptly upon its becoming effective, (B) the Borrower shall promptly enter into any amendment of this Agreement and any other documentation that the Administrative Agent shall reasonably determine to be appropriate to reflect such incorporation by reference and effectiveness and to provide to the Lenders and the Administrative Agent rights and benefits substantially

71

equivalent to those received by the lenders and the administrative agent under the applicable Existing MFN Credit Agreement and (C) each of the Lenders hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Lender and without any further consent, authorization or other action by such Lender, each such amendment of this Agreement and any such other documentation. The Administrative Agent is hereby authorized and directed by each Lender to determine the terms and conditions of each document to be entered into by it referred to in this paragraph, and notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by any Lender or by the Borrower or any Subsidiary, as a result of, any such determination.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a)   Costs and Expenses. The Borrower shall pay (i) all reasonable and invoiced out of pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable and invoiced fees, charges and disbursements of one primary counsel for the Administrative Agent and the Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all invoiced out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)   Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender, each Titled Person and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and shall hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) this Agreement, the Transactions, any Loan or the use of the proceeds thereof, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether commenced by the Borrower or any of its Affiliates or whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from any disputes among Indemnitees (other than disputes involving claims against the Arrangers or the Administrative Agent in their

72

capacities as such) and are not arising from any act or omission by the Borrower or any of its Affiliates. To the extent that the indemnity set forth above in this paragraph shall be held to be unenforceable in whole or in part because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified amounts incurred by Indemnitees or any of them. This paragraph shall not apply with respect to Taxes, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)   Reimbursement by Lenders. To the extent that the Borrower fails to indefeasibly pay any amount required to be paid by it under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) or against any Related Party thereof acting for it in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and remaining Commitments, in each case, at the time (or most recently outstanding and in effect).

(d)   Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby or referred to herein, the Transactions or any Loan or the use of the proceeds thereof (it being agreed that this sentence shall not limit the indemnification and expense reimbursement obligations of the Borrower in respect of any such damages awarded or claimed against an Indemnitee). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby.

(e)   Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a)   Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or

73

obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Titled Persons, the sub-agents of the Administrative Agent and the Related Parties of each of the Administrative Agent, the Titled Persons and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Assignments by Lenders.

(i) (A) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement in respect of the Loans at the time owing to it upon notice to the Borrower (whether or not the consent of the Borrower is required for such assignment) and with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(1) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof; and

(2) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(B) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign all or any portion of its rights and obligations under this Agreement in respect of its Commitment only to an Eligible Assignee upon notice to the Borrower and subject to the prior written consent of:

(1) the Borrower, which consent may be granted or withheld in the Borrower’s sole discretion; and

(2) the Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the

74

Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented thereto unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B) each partial assignment of a Lender’s Commitment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitment under this Agreement, and each partial assignment of a Lender’s Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Loans under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of (x) a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitment without assigning a proportionate part of the assigning Lender’s Loans or (y) a proportionate part of all the assigning Lender’s rights and obligations in respect of its Loans without assigning a proportionate part of the assigning Lender’s Commitment;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of $3,500, except in the case of an assignment referred to in Section 2.16(b), in which case the Borrower or the assignee shall pay such fee; provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender;

(D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Private Side Information) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including United States Federal and state and foreign securities laws; and

(E) in the event the assignee or prospective assignee shall have received Confidential Information prior to becoming a Lender, it shall have executed a confidentiality agreement pursuant to Section 9.12(b)(vi) prior to receiving any such Confidential Information.

75

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to its obligations under Section 9.12 for a period of two years following the effective date specified in such Assignment and Assumption and shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations.

(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this

76

Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) to the extent required by such Section, any Participant or prospective Participant shall execute a confidentiality agreement pursuant to Section 9.12(b)(vi) prior to receiving any Confidential Information. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii) of the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations herein, including the requirements under Section 2.14(f) (it being understood and agreed that the documentation required under Section 2.14(f) shall be delivered to the applicable Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.15(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the Borrower as provided below or to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service (“IRS”), any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining any Participant Register. At any time upon the request of the Borrower, a Lender shall provide to the Borrower

77

a list of all Participants then holding participations in such Lender’s Commitments or Loans.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(f) as though it were a Lender.

(d)   Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including any promissory note of the Borrower hereunder) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any other party hereto or on its behalf and notwithstanding that the Administrative Agent, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty on the Closing Date or at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14, 2.15(f) and 9.03 and Article VIII shall survive and remain in full force and effect (but in the case of Section 2.13, only for a period of one year after the payment in full of the principal of and interest on the Loans and all other amounts payable hereunder and the expiration or termination of the Commitments) regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and

78

supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter entered in connection herewith (but do not supersede any other provisions of any such commitment letter that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)   The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent (not to be unreasonably withheld or delayed). Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, electronic images of this Agreement (including with respect to any signature pages hereto) shall have the same legal effect, validity and enforceability as any paper original, (ii) waives any argument, defense or right to contest the validity or enforceability of this Agreement based solely on the lack of paper original copies thereof, including with respect to any signature pages hereto, and (iii) upon the reasonable request of the Administrative Agent or any Lender, any Electronic Signature of any party to this Agreement shall, as promptly as practicable, be followed by such manually executed counterpart (which may be by fax or other electronic imaging).

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

79

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set off and application; provided that the failure to give such notice shall not affect the validity of such set off and application.

SECTION 9.09. Governing Law; Jurisdiction; Etc.

(a)   Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)   Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan and the Supreme Court of the State of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such Federal court or, if such Federal court lacks subject matter jurisdiction, such New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)   Waiver of Venue. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the first sentence of paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)   Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

80

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Treatment of Certain Information; Confidentiality.

(a)   Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries or other Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or other Affiliates of such Lender, and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or other Affiliate, it being understood that any such Subsidiary or other Affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(b)   Confidentiality. Each of the Administrative Agent and the Lenders agrees, for the benefit of the Borrower, to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (i) to its Affiliates and its and its Affiliates’ directors, officers, partners, members, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be (unless subject to a professional obligation of confidentiality) informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in

81

connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an express agreement containing provisions at least as restrictive as those of this paragraph, or, as part of the primary syndication, under customary confidentiality arrangements under the Platform, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction or any credit insurance provider, relating to the Borrower and its obligations, (vii) with the consent of the Borrower, (viii) on a confidential basis to (A) any rating agency or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (ix) to service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, (x) with the prior written consent of the Borrower (not to be unreasonably withheld or delayed), in the case of information pertaining to this Agreement routinely provided by arrangers to such providers, to data service providers, including league table providers, that serve the lending industry or (xi) to the extent such Confidential Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For the purposes of this paragraph, “Confidential Information” means all information, including material nonpublic information within the meaning of Regulation FD promulgated by the SEC (“Regulation FD”), received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information; provided, however, that with respect to disclosures pursuant to clauses (ii) (other than to bank examiners) and (iii) of this Section 9.12(b), unless prohibited by law or applicable court order, each Lender and the Administrative Agent shall attempt to notify the Borrower of any request by any governmental agency or representative thereof or other Person for disclosure of Confidential Information after receipt of such request, and if reasonably practicable and permissible, before disclosure of such Confidential Information. It is understood and agreed that the Borrower and its Affiliates may rely upon this Section 9.12 for any purpose, including without limitation to comply with Regulation FD.

SECTION 9.13. Non-Public Information.

(a)   Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement, will be syndicate-level information, which may contain Private Side Information. Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of Private Side Information and that it will handle

82

Private Side Information in accordance with such procedures and applicable law, including United States federal and state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain Private Side Information in accordance with its compliance procedures and applicable law, including United States federal and state and foreign securities laws.

(b)   In the event that any Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of the Borrower, the Administrative Agent or any other Titled Person has any responsibility for such Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement.

(c)   If the Borrower does not file this Agreement with the SEC, then the Borrower hereby authorizes the Administrative Agent to distribute the execution version of this Agreement to all Lenders, including their Public Side Lender Representatives. The Borrower acknowledges its understanding that Lenders, including their Public Side Lender Representatives, may be trading in securities of the Borrower and its Affiliates while in possession of this Agreement. The Borrower represents and warrants that none of the information in this Agreement constitutes or contains Private Side Information. To the extent that this Agreement at any time constitutes Private Side Information, the Borrower agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

SECTION 9.14. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), such Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.15. No Fiduciary Relationship. The Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries and other Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders or their Affiliates has any obligation to disclose any of such interests to the Borrower or any of its Subsidiaries.

83

                              SECTION 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17. No Recourse. Subsequent to the N&Bco Distribution, Lenders shall have no recourse (whether legal, equitable or otherwise, including, without limitation, any right of attachment, judgment or levy or any recourse to the proceeds from any sale or other disposition of the assets thereof) against N&Bco and/or its Subsidiaries (including its and its Subsidiaries’ assets) in relation to the obligations of the Borrower hereunder. For the avoidance of doubt, Lenders will only have recourse in relation to the obligations of the Borrower hereunder against the assets of the Borrower.

SECTION 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

84

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[The remainder of this page is intentionally left blank.]

85

ANNEX I

PRICING GRID

The Applicable Margin on any date shall be determined by reference to the Unsecured Ratings by S&P, Moody’s and/or Fitch, as the case may be, in effect or deemed to be in effect on such date as set forth in the table below:

	Ratings (S&P/Moody’s/Fitch)	Applicable Margin for Eurodollar Loans (bps per annum)	Applicable Margin for ABR Loans (bps per annum)
Category 1	A/A2/A or better	150.0	50.0
Category 2	A-/A3/A-	175.0	75.0
Category 3	BBB+/Baa1/BBB+	200.0	100.0
Category 4	BBB/Baa2 /BBB	225.0	125.0
Category 5	BBB-/Baa3/BBB- or lower	250.0	150.0

For purposes of the foregoing, (a) in the event (i) any of S&P, Moody’s or Fitch shall not have an Unsecured Rating in effect (other than by reason of the circumstances referred to in the last sentence of this paragraph), then (A) if only one rating agency shall not have an Unsecured Rating so in effect, the applicable Category shall be determined by reference to the Unsecured Ratings of the other two rating agencies, (B) if two rating agencies shall not have an Unsecured Rating so in effect, one of such rating agencies shall be deemed to have an Unsecured Rating in Category 5 and the applicable Category shall be determined by reference to such deemed Unsecured Rating and the remaining effective Unsecured Rating and (C) if no rating agency shall have an Unsecured Rating so in effect, the applicable Category shall be Category 5, (ii) if Unsecured Ratings are in effect or deemed to be in effect from only two rating agencies, and such Unsecured Ratings fall into different Categories, the Applicable Margins will be based upon the higher Unsecured Rating unless the Unsecured Ratings differ by two or more Categories, in which case the Applicable Margins will be based upon the Category one Category below the Category corresponding to the higher Unsecured Rating and (iii) if Unsecured Ratings are in effect from all three rating agencies, and (A) all three Unsecured Ratings fall into different Categories, the Applicable Margins shall be based upon the Category indicated by the Unsecured Rating that is neither the highest nor the lowest of the three Unsecured Ratings or (B) two of the three Unsecured Ratings fall into one Category (the “Majority Category”) and the third Unsecured Rating falls into a different Category, the Applicable Margins shall be based upon the Category indicated by the Majority Category; and (b) if any Unsecured Rating shall be changed (other than as a result of a change in the rating system of S&P, Moody’s or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margins shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P, Moody’s or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this Annex I to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margins shall be determined by reference to the Unsecured Rating most recently in effect from such rating agency prior to such change or cessation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DUPONT DE NEMOURS, INC.,
by	/s/ Lori D. Koch
Name: Lori D. Koch
Title: Chief Financial Officer

[Signature Page to 364-Day Term Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Lender
by	/ s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director

[Signature Page to 364-Day Term Credit Agreement]

BANK OF AMERICA, N.A., as Lender
by	/ s/ Mukesh Singh
Name: Mukesh Singh
Title: Director

[Signature Page to 364-Day Term Credit Agreement]

BNP PARIBAS, as Lender
By	/ s/ Michael Hoffman
Name: Michael Hoffman
Title: Director

[For any Lender that requires a second signature line:]
By	/ s/ Rick Pace
Name: Rick Pace
Title: Managing Director

[Signature Page to 364-Day Term Credit Agreement]

CITIBANK, N.A., as Lender
By	/ s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

[Signature Page to 364-Day Term Credit Agreement]

CREDIT SUISSE AG, CAYMAN
ISLANDS BRANCH, as Lender
By	/ s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

By	/ s/ D. Andrew Maletta
Name: D. Andrew Maletta
Title: Authorized Signatory

[Signature Page to 364-Day Term Credit Agreement]

GOLDMAN SACHS BANK USA, as
Lender
by	/ s/ Jacob Elder
Name: Jacob Elder
Title: Authorized Signatory

[Signature Page to 364-Day Term Credit Agreement]

Mizuho Bank, Ltd., as Lender
by	/ s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

[Signature Page to 364-Day Term Credit Agreement]

MUFG Union Bank, N.A., as Lender
By	/ s/ Mark Maloney
Mark Maloney
Authorized Signatory

[Signature Page to 364-Day Term Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as Lender
By	/s/ Jun Ashley
Name: Jun Ashley
Title: Director

[Signature Page to 364-Day Term Credit Agreement]

HSBC Bank USA, N.A., as Lender
by	/s/ Lauren Steiner
Name: Lauren Steiner
Title: Vice President

[Signature Page to 364-Day Term Credit Agreement]

Santander Bank, N.A., as Lender
by	/s/ Xavier Ruiz Sena
Name: Xavier Ruiz Sena
Title: Managing Director

[Signature Page to 364-Day Term Credit Agreement]

SOCIETE GENERALE, as Lender
by	/s/ Diego Medina
Name: Diego Medina
Title: Director

[Signature Page to 364-Day Term Credit Agreement]

THE TORONTO-DOMINION BANK, NEW
YORK BRANCH, as Lender
by	/s/ MICHAEL BOROWIECKI
Name: MICHAEL BOROWIECKI
Title: AUTHORIZED SIGNATORY

[Signature Page to 364-Day Term Credit Agreement]

Bank of China, New York Branch, as Lender
by	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

[Signature Page to 364-Day Term Credit Agreement]

CITIZENS BANK, N.A., as Lender
by	/s/ David W. Dinella
Name: David W. Dinella
Title: Senior Vice President

[Signature Page to 364-Day Term Credit Agreement]

ABN AMRO CAPITAL USA LLC, as Lender
by	/s/ Jamie Matos
Name: Jamie Matos
Title: Director

[For any Lender that requires a second signature line:]

by	/s/ Amit Wynalda
Name: Amit Wynalda
Title: Executive Director

[Signature Page to 364-Day Term Credit Agreement]

STANDARD CHARTERED BANK, as Lender
By	/s/ James Beck
Name: James Beck
Title: Associate Director

[Signature Page to 364-Day Term Credit Agreement]

The Bank of Nova Scotia, Houston Branch, as Lender
by	/s/ Joe Lattanzi
Name: Joe Lattanzi
Title: Managing Director

[Signature Page to 364-Day Term Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Lender
by	/s/ Mark Irey
Name: Mark Irey
Title: Vice President

[Signature Page to 364-Day Term Credit Agreement]

THE NORTHERN TRUST COMPANY, as Lender
By:	/s/ Kimberly A. Crotty
Name: Kimberly A. Crotty
Title: Vice President

[Signature Page to 364-Day Term Credit Agreement]